Designated Filer:	Jeffrey Horing
Issuer & Ticker Symbol:	Alteryx, Inc. [AYX]
Date of Event Requiring Statement:	March 19, 2024

Exhibit 99.1
EXPLANATION OF RESPONSES

(1)
Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated December 18, 2023, by and among Alteryx, Inc. (the “Issuer”), Azurite Intermediate Holdings, Inc. (“Parent”) and Azurite Merger Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Issuer (the “Merger”), with Issuer surviving the Merger and becoming a wholly owned subsidiary of Parent.

(2)
At the effective time of the Merger, each issued and outstanding stock option that was vested was cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (i) the total number of shares of common stock subject to such vested option multiplied by (ii) the excess, if any, of the Per Share Price (defined below) over the exercise price per share of such vested option, less applicable withholding taxes, subject to the terms and conditions of the Merger Agreement.

(3)
Pursuant to the Merger Agreement and the Issuer's non-employee director compensation policy, effective as of the effective time of the Merger, this unvested award of restricted stock units was cancelled and converted solely into the right to receive an amount in cash (without interest) equal to (i) the total number of shares of common stock subject to such restricted stock unit award immediately prior to the effective time of the Merger, multiplied by (ii) the Per Share Price (defined below).

(4)
At the effective time of the Merger, these shares were automatically converted solely into the right to receive cash in an amount equal to $48.25, without interest, per share (the “Per Share Price”), subject to the terms and conditions of the Merger Agreement.

(5)
On March 19, 2024, the reporting person entered into a Contribution Agreement and related documents with affiliates of the Parent (the "Rollover Agreement"). Pursuant to the terms of the Rollover Agreement, immediately prior to the Merger on March 19, 2024, the reporting person contributed these shares, vested stock options and unvested stock options to such affiliate of the Parent in exchange for shares in such affiliate of the Parent in order to retain an indirect equity investment in the Issuer following the Merger.

(6)
17,732 Shares are owned by JPH DE Trust Holdings LLC and 67,953 Shares are owned by JPH Private Investments LLC. The reporting person controls each of JPH DE Trust Holdings LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by each of JPH DE Trust Holdings LLC and JPH Private Investments LLC.

(7)
On March 19, 2024, the Insight XII Funds (defined below) entered into Contribution Agreements and related documents with affiliates of the Parent (the "Insight Rollover Agreements"). Pursuant to the terms of the Insight Rollover Agreements, immediately prior to the Merger on March 19, 2024, the Insight XII Funds contributed these shares to such affiliate of the Parent in exchange for shares in such affiliate of the Parent in order to retain an indirect equity investment in the Issuer following the Merger.

(8)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Associates XII, Ltd. (“IA XII Ltd”), which in turn is the general partner of Insight Associates XII, L.P. (“IA XII”), which in turn is the general partner of each of Insight Partners XII, L.P. (“IP XII”), Insight Partners (Cayman) XII, L.P. (“IP Cayman”), Insight Partners (Delaware) XII, L.P. (“IP Delaware”), Insight Partners XII (Co-Investors), L.P. (“IP Coinvest”) and Insight Partners XII (Co-Investors) (B), L.P. (“IP Coinvest B”). Holdings is also the sole shareholder of Insight Associates (EU) XII, SARL (“IA EU”), which in turn is the general partner of Insight Partners (EU) XII, S.C.Sp. (“IP EU”, and together with IP XII, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, collectively, the “Insight XII Funds”). The Insight XII Funds collectively hold 911,829 Shares reported as indirectly owned by the reporting person.

(9)
All Shares indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of IA XII Ltd, IA XII Ltd is the general partner of IA XII, and in turn, IA XII is the general partner of each of IP XII, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, and the reporting person therefore may be deemed to share voting and dispositive power over such Shares. Holdings is also the sole shareholder of IA EU, and in turn, IA EU is the general partner of IP EU, and the reporting person therefore may be deemed to share voting and dispositive power over such Shares. The reporting person disclaims beneficial ownership of all Shares held of record by the Insight XII Funds, except to the extent of his pecuniary interest therein.